Exhibit 10.5

Execution Copy

AMENDMENT NO. 3 TO SPONSORED RESEARCH AGREEMENT

This Amendment No. 3 to Sponsored Research Agreement (this “Amendment”) is made and entered into as of March 29, 2019 (the “Amendment Date”), by and between Medgenics Medical Israel Ltd. (“Sponsor”) , a company organized under the laws of the State of Israel and wholly owned subsidiary of Aevi Genomic Medicine, Inc., a Delaware corporation (“Aevi”), and The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania (“CHOP”). CHOP and Sponsor are sometimes referred to in this Amendment individually as a “Party” or, collectively, as the “Parties.”

Whereas, CHOP and Sponsor are parties to that certain Sponsored Research Agreement dated November 12, 2014, as amended by Amendment No. 1 to Sponsored Research Agreement effective on December 18, 2015 and Amendment No. 2 to Sponsored Research Agreement effective on February 16, 2017 and as extended by letters dated June 28, 2017 and June 26, 2018 (the “SRA”);

Whereas, CHOP and Aevi have entered into that certain Agreement dated March 25, 2019 (the “CHOP-Aevi Agreement”), pursuant to which CHOP and Aevi agreed to amend the SRA to adjust Sponsor’s option and assignment rights under the SRA.

Now, Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	Cancellation of Payments in Respect of Note

The Parties hereby acknowledge and agree that, for the period from February 1, 2019 through and including September 30, 2019 (the “Special Period”), Sponsor shall not be responsible for amounts that would otherwise be due to CHOP under Section 4.1, as amended, during the Special Period, in consideration for which Sponsor’s controlling Affiliate, Aevi, shall issue the Note to CHOP and cause Aevi, neuroFix (as defined herein), Sponsor and Aevi Genomic Medicine Europe BVBA (the “Subsidiary Guarantors”) to enter into that certain Subsidiary Guarantee Agreement of even date herewith, and shall enter into and cause the Subsidiary Guarantors to enter into that certain Security Agreement with CHOP of even date herewith.

2.	Amendment of Article 1 (Definitions)

Effective as of the Amendment Date, the following definitions are included at the end of Article 1 of the SRA. Capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the SRA.

“1.11       “Change of Control ” means, with respect to SPONSOR or Aevi, the occurrence of any of the following:

i.       any “person” or “group” (as such terms are defined below): (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of SPONSOR or Aevi then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of SPONSOR or Aevi representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of SPONSOR or Aevi; or (b) has the power, directly or indirectly, to elect at least one-half of the members of SPONSOR’s or Aevi’s board of directors, or similar governing body (“Board of Directors”); or

1

ii.       SPONSOR or Aevi enters into a merger, consolidation or similar transaction with another person (whether or not SPONSOR or Aevi is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of SPONSOR immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of SPONSOR, Aevi, or such surviving person immediately following such transaction; or (b) the persons that beneficially owned, directly or indirectly, the shares of Voting Stock of SPONSOR or Aevi immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of SPONSOR or Aevi representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving person; or

iii.        SPONSOR or Aevi sells, licenses, assigns or otherwise transfers to any third party, in one or more related transactions, properties or assets representing all or substantially all of SPONSOR’s or Aevi’s consolidated total assets or all of SPONSOR’s assets licensed under this Agreement; or

iv.        the holders of capital stock of SPONSOR or Aevi approve a plan or proposal for the liquidation or dissolution of SPONSOR or Aevi.

For the purpose of this definition of “Change of Control,” (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” will be determined in accordance with Rule 13d -3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

Notwithstanding the foregoing, in no event shall a Change of Control result from CHOP and/or any of its Affiliates (including the CHOP Foundation) acquiring or having the right to acquire additional equity of or voting power over SPONSOR or Aevi or otherwise increasing its beneficial ownership of SPONSOR, whether alone or as part of a group, or acquiring control through contract, representation on a governing body or otherwise.

1.12       “CHOP Agreements” means: (i) the SRA; (ii) that certain License Agreement, dated November 12, 2014, by and between Medgenics Medical Israel, Ltd. and CHOP, as amended to date; (iii) that certain License Agreement, dated September 9, 2015, by and between neuroFix, LLC (“neuroFix”) and CHOP, as amended to date; (iv) that certain License Agreement, dated December 18, 2017, by and between Aevi and CHOP; (v) that certain License Agreement, dated October 3, 2016, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP; (vi) that certain License Agreement, dated October 20, 2016, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP; and (vii) that certain Sponsored Research Agreement, dated October 1, 2015, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP, as amended to date.

2

1.13       “CHOP Foundation” means The Children’s Hospital of Philadelphia Foundation, a non-profit entity organized and existing under the laws of Pennsylvania, located at 3401 Civic Center Blvd., Philadelphia, PA 19104.

1.14       “Core Services Agreement” means that certain Core Services Agreement by and among CHOP and neuroFix, dated March 19, 2015, as amended to date.

1.15       “Note” means that certain convertible secured note issued by Aevi to CHOP in the amount of three million one hundred sixty-six thousand six hundred sixty-six and sixty-four cents ($3,166,666.64) on March 29, 2019.

1.16       “Suspension Period” means from March 29, 2019 until the date of repayment in full of the Note.”

3.	Amendment of Article 6 (Option)

(a)       Amendment of Section 6.1, Option over Intellectual Property. Effective as of the Amendment Date, Section 6.1 of the SRA is hereby amended and restated to read in its entirety as follows:

“Option Over Intellectual Property. In consideration for sponsoring the RESEARCH PROGRAM, CHOP hereby grants to SPONSOR an option to negotiate for a revenue-bearing license under the CHOP INTELLECTUAL PROPERTY and CHOP’s interest in the JOINT INTELLECTUAL PROPERTY, except to the extent such intellectual property constitutes RARE AND ORPHAN DISEASE PROTOCOL MATERIALS, (i) on an exclusive basis, to practice any patentable inventions (and patent rights therein or thereto) that are directed to RARE AND ORPHAN DISEASES and are based upon, enabled by, derived from or use the biospecimen and phenotypic data collected under Protocol 06-004886 “A Study of the Genetic Causes of Complex Pediatric Disorders” from patients with RARE AND ORPHAN DISEASES and their family members and (ii) on a non-exclusive basis to practice any non-patentable inventions, discoveries, materials, works of authorship (including computer software) and copyrighted materials that are directed to RARE and ORPHAN DISEASES, in each case (i) and (ii) that were funded by SPONSOR pursuant to the BUDGET and, in each case (i) and (ii) such license shall be in order to develop and commercialize products in the LICENSED FIELD. SPONSOR may elect to exercise its option over such intellectual property by giving written notice to CHOP no later than two (2) months after the date CHOP’s Office of Technology Transfer provides a copy of the invention disclosure for such intellectual property to SPONSOR. Upon exercise of the option by SPONSOR with respect such intellectual property, for a period ending on the date that is two (2) months after the date that the SPONSOR exercises its option over such intellectual property, the Parties shall negotiate in good faith for a license agreement for such intellectual property. After such time, if the Parties do not enter into a license agreement, all rights of SPONSOR relating to such Intellectual Property under this Agreement shall automatically terminate.

3

Notwithstanding the foregoing, during the Suspension Period: (i) SPONSOR’s right to exercise the option granted to SPONSOR in this Section 6.1 (and the associated exercise period for such option) will be suspended; and (ii) CHOP shall not grant an option or license to any third party for any intellectual property that is subject to SPONSOR’s suspended right to exercise the option granted in this Section 6.1. For any intellectual property CHOP discloses to SPONSOR during the Suspension Period, SPONSOR may elect to exercise its option granted in this Section 6.1 over such intellectual property no more than thirty (30) days following the expiration of the Suspension Period. Upon exercise of such option by SPONSOR within thirty (30) days following the expiration of the Suspension Period, for a period ending on the date that is two (2) months after the date that SPONSOR exercises its option, the Parties shall negotiate in good faith for a license agreement for such intellectual property. After such time, if the Parties do not enter into a license agreement, all rights of SPONSOR relating to such intellectual property under this Agreement shall automatically terminate.

Any such license agreement shall include the objective diligence obligations contained in this Section 6.1. Within one (1) year after the date that SPONSOR exercises its option granted under this Section 6.1, SPONSOR shall negotiate in good faith and execute a bona fide term sheet with a Third Party for a viable molecule to address the target that is the subject of such optioned intellectual property. SPONSOR shall provide CHOP with a copy of such term sheet within five (5) days after execution of such term sheet. Within two (2) years after the date that SPONSOR executes such term sheet with a Third Party, SPONSOR shall initiate clinical trials (i.e., first dosing of first patient) for such molecule. If SPONSOR fails to meet either of the foregoing milestones (i.e., execution of term sheet or initiation of clinical trials within the required time period), then the definitive license agreement executed by the Parties with respect to such intellectual property for which Licensee exercised its option will automatically terminate.”

(b)       Amendment of Section 6.2, Right of First Refusal. Effective as of the Amendment Date, Section 6.2 of the SRA is hereby amended and restated to read in its entirety as follows:

“Right of First Refusal. If SPONSOR exercises option rights under Section 6.1 and CHOP and SPONSOR do not enter into a license agreement for the applicable intellectual property described in Section 6.1, then for a period of six (6) months following the date that CHOP’s Office of Technology Transfer provided a copy of the applicable invention disclosure to SPONSOR pursuant to Section 6.1, if CHOP desires to license such intellectual property in the LICENSED FIELD to third party commercial entity, prior to entering into such license, CHOP shall provide SPONSOR with a summary of the final and material terms of such proposed license (which summary, for the avoidance of doubt, shall not include the name of, or any other identifying information about, such third party). SPONSOR shall have thirty (30) days following receipt of such summary from CHOP to elect and enter into such license on the same terms (including the same timing of payments) set forth in the summary; provided that such thirty (30) day period shall be extended for up to thirty (30) additional days so long as SPONSOR is negotiating in good faith with CHOP. If SPONSOR does not enter into the license within such period on such terms, CHOP shall be free to enter into the license with the third party on such terms.”

4

(c)       Deletion of Section 6.3, Option to Assign Assets. Effective as of the Amendment Date, Section 6.3 is hereby deleted in its entirety and replaced as follows:

“Intentionally omitted.”

4.	Amendment of Article 9 (Termination)

Effective as of the Amendment Date, the following text is hereby added as Section 9.4 of the SRA.

“Termination by CHOP for Default. If the SPONSOR or an Affiliate of SPONSOR, including Aevi, fails to make any payment due under any of the CHOP Agreements or under the Core Services Agreement, then this Agreement will automatically terminate; provided that this Section 9.4 will not apply to any payment deferral or cancellation under this Agreement to which the Parties mutually agree in writing. For clarity, Section 9.2 will apply to any termination of this Agreement pursuant to this Section 9.4.”

5.	Amendment of Article 11 (Additional Provisions)

(a)       Amendment of Section 11.7, Assignment. Effective as of the Amendment Date, Section 11.7 of the SRA is hereby amended and restated to read in its entirety as follows:

“Assignment. This Agreement shall not be assigned or otherwise transferred by SPONSOR except with the prior written consent of CHOP. CHOP shall respond to each assignment or transfer request made by SPONSOR pursuant to this Section1 1.7 within two (2) weeks of receipt of such request. Any purported assignment or transfer in contravention of this Section 11.7 shall be null and void and of no effect and, upon such purported assignment, this Agreement will automatically terminate. Assignment shall not relieve SPONSOR of its obligations under this Agreement.”

(b)       Addition of Section 11.17, Change of Control. Effective as of the Amendment Date, the following text is hereby added as Section 11.17 of the SRA.

5

“Change of Control. SPONSOR shall obtain CHOP’s written consent at least five (5) business days prior to the anticipated date of consummation of any Change of Control. Upon the consummation of any Change of Control by SPONSOR without CHOP’s prior written consent this Agreement will automatically terminate.”

6.	Single Instrument.

This Amendment and the SRA, as amended and modified by this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the SRA, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are hereby ratified and reaffirmed.

7.	Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Amendment may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

Signature Page to Follow

6

In Witness Whereof, the Parties have executed and delivered this Amendment as of the Amendment Date.

THE CHILDREN’S HOSPITAL OF PHILADELPHIA		MEDGENICS MEDICAL ISRAEL, LLC

By:	/s/ Thomas Todorow	By:	/s/ Michael Cola

Name:	Thomas Todorow	Name:	Michael Cola

Title:	EVP + Chief Financial Officer	Title:	CEO

[Signature page to November 12, 2014 Medgenics Medical Israel, Ltd. License Agreement]